UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 26, 2007
Date of Report (Date of earliest event reported)
Greenfield Online, Inc.
(Exact name of Company as specified in its charter)

Delaware	000-50698	06-1440369
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
21 River Road
Wilton, CT 06897
(Address of Principal Executive Offices and Zip Code)
(203) 834-8585
(Company’s telephone number, including area code)
N/A
(Former Name or Former Address, if changed since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
Item 8.01. Other Events
SIGNATURE
EX-99.1: PRESS RELEASE

Item 1.02. Termination of a Material Definitive Agreement.
     Ciao Surveys GmbH (“Ciao Surveys”) is a party to that certain Executive Agreement with Nicolas Metzke dated July 25, 2006 and Ciao Surveys France SAS (“Ciao Surveys France”) is a party to a Lettre of Engagement with Nicolas Metzke dated July 25, 2006 (collectively the “Metzke Agreements”). On November 26, 2007, Mr. Metzke, at the request of Ciao Surveys and Ciao Surveys France, resigned as Managing Director (Geschäftsführer) of Ciao Surveys and General Manager (Directeur Général) of Ciao Surveys France and from all other executive positions held with Ciao Surveys subsidiaries and branches effective December 31, 2007 and his employment with Ciao Surveys shall be terminated without cause on the same date. In connection with Mr. Metzke’s resignation the parties are negotiating the terms associated with the termination of the Metzke Agreements and his employment with Ciao Surveys.
Item 8.01. Other Events.
     On November 26, 2007, Greenfield Online, Inc (the “Company”), issued a press release announcing the matters described in Item 1.02 above as well as the global integration of its Internet survey solutions business under Keith Price, newly appointed Executive Vice President Global Internet Survey Solutions. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.
     The Company expects to incur a one-time charge of between approximately $0.5 million and $1.0 million during the fourth quarter of 2007 related to the Metzke transition, as well as other anticipated changes in personnel and facilities downsizing. Such costs will be recorded as incurred.

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(d) Exhibits

Exhibit No.	Exhibit Title
99.1	Press Release

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENFIELD ONLINE, INC.
By:	/s/ Robert E. Bies
Robert E. Bies
Executive Vice President and Chief Financial Officer

Dated: November 26, 2007

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